EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 19, 2025, relating to the financial statements of TrueBlue, Inc. and the effectiveness of TrueBlue, Inc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of TrueBlue, Inc. for the year ended December 29, 2024.

/s/ Deloitte & Touche LLP

Seattle, Washington
August 4, 2025